Exhibit 99.1

Press Release
October 28, 2008
Holly Energy Partners, L.P. Reports Third Quarter Results
Dallas, Texas — Holly Energy Partners, L.P. (NYSE-HEP) today reported its financial results for the third quarter of 2008. Distributable cash flow for the third quarter was $15.7 million, up $2.1 million or 15.1% from the same period last year. For the nine months ended September 30, 2008 distributable cash flow was $43.5 million, up $4.8 million or 12.4% from the same period last year.
Net income for the third quarter of 2008 was $6.6 million ($0.35 per basic and diluted limited partner unit) compared to $10.7 million ($0.61 per basic and diluted limited partner unit) for the same period of 2007. For the nine months ended September 30, 2008, net income was $18.2 million ($0.96 per basic and diluted limited partner unit) compared to $29.1 million ($1.68 per basic and diluted limited partner unit) for the same period of 2007. The strength of our distributable cash flow relative to our net income when comparing our 2008 results to 2007 is due principally to the contractual minimum commitments that we have in place with our shippers. Under our transportation agreements, Holly Corporation subsidiaries and Alon USA, Inc. are obligated to ship product volumes that generally result in a minimum level of billings. If these shippers do not meet their minimum commitments, we bill them quarterly an amount related to such shortfalls. Although these shortfall billings are required to be recorded as deferred revenues, such shortfall billings are included in our distributable cash flow as they occur. Deferred revenue amounts are later recognized as revenue and included in net income when no longer subject to recapture. This typically occurs within one year after the shortfall occurs and does not affect distributable cash flow.
Total revenues for the third quarter of 2008 were $29.5 million, a $2.3 million increase compared to the three months ended September 30, 2007. This increase was due principally to revenues attributable to our crude pipeline and tankage assets acquired in the first quarter of 2008, an increase in affiliate refined product pipeline shipments, the effect of tariff increases and a net increase in previously deferred revenue realized. These increases were partially offset by the effects of limited production at Alon’s Big Spring Refinery resulting from an explosion and fire in February and a decrease in shipments on our intermediate pipeline system. See discussion of Alon’s Big Spring Refinery below. Also affecting our revenue comparison was 2007 third quarter revenue of $2.7 million related to our sale of inventory of accumulated overages of refined products at our terminals. There was no comparable revenue for the current year’s third quarter.
•	Revenues from our refined product pipelines were $16.3 million, a decrease of $0.8 million compared to the third quarter of 2007. This decrease was due principally to a decline in third party refined product pipeline shipments during the third quarter. This decrease was partially offset by an increase in affiliate refined product pipeline shipments, the effect of the annual tariff increase on refined product shipments and a $0.3 million increase in previously deferred revenue realized. Shipments on our refined product pipeline system decreased to an average of 104.2 thousand barrels per day (“mbpd”) compared to 131.0 mbpd for the same period last year.

•	Revenues from our intermediate pipelines were $3.0 million, a decrease of $0.4 million compared to the third quarter of 2007. This decrease was due to a decline in volumes shipped on our intermediate pipelines and a $0.1 million decrease in previously deferred revenue realized. These decreases were partially offset by the effect of the annual tariff increase on intermediate pipeline shipments. Shipments on our intermediate product pipeline system decreased to an average of 54.6 mbpd compared to 62.1 mbpd for the same period last year.

•	We acquired crude oil and product pipeline and tankage assets from subsidiaries of Holly Corporation on February 29, 2008 that service Holly’s Navajo Refinery in southeast New Mexico and Woods Cross Refinery in Woods Cross, Utah. Revenues from our crude pipelines were $6.8 million; third quarter shipments averaged 132.1 mbpd.

•	Revenues from terminal, tankage and truck loading rack fees were $3.5 million, a decrease of $0.6 million compared to the third quarter of 2007.
Total revenues for the nine months ended September 30, 2008 were $83.6 million, a $5.3 million increase compared to the nine months ended September 30, 2007. This increase was due principally to revenues attributable to our crude pipeline and tankage assets acquired in the first quarter of 2008, an increase in affiliate refined product pipeline shipments and the effect of tariff increases. These increases were partially offset by a decrease in third party shipments, a decrease in shipments on our intermediate pipeline system and a net decrease in previously deferred revenue realized. Also affecting our revenue comparison was 2007 third quarter revenue of $2.7 million related to our sale of inventory of accumulated overages of refined products at our terminals. There was no comparable revenue for the current year-to-date period.
•	Revenues from our refined product pipelines were $48.3 million, a decrease of $4.7 million compared to the first nine months of 2007. This decrease was due to a decline in third party shipments as a result of reduced production and downtime following an explosion at Alon’s Big Spring refinery during the first quarter. This decrease was partially offset by an increase in affiliate shipments, the effect of the annual tariff increase on refined product shipments and a $0.2 million increase in previously deferred revenue realized. Overall shipments on our refined product pipeline system decreased to an average of 111.5 mbpd compared to 138.5 mbpd for the same period last year.

•	Revenues from our intermediate pipelines were $9.0 million, a decrease of $1.4 million compared to the first nine months of 2007. This decrease was due to the effects of downtime at Holly’s Navajo Refinery during the second quarter of 2008 and a $1.0 million decrease in previously deferred revenue realized. These decreases were partially offset by the effect of the annual tariff increase on intermediate pipeline shipments. Shipments on our intermediate product pipeline system decreased to an average of 58.0 mbpd compared to 63.3 mbpd for the same period last year.

•	Revenues from our crude pipelines were $15.5 million; for the months of March through September 2008 shipments averaged 132.5 mbpd.

•	Revenues from terminal, tankage and truck loading rack fees were $10.8 million, a decrease of $1.4 million compared to the first nine months of 2007.
Operating costs and expenses were $18.5 million and $51.2 million for the three and nine months ended September 30, 2008, respectively, an increase of $5.6 million and $12.5 million compared to same periods of 2007, respectively. The increase for the three and nine months ended September 30, 2008 was due principally to costs and expenses related to the operations of our crude pipelines commencing March 1, 2008 and increased pipeline maintenance and payroll costs. Additionally, interest expense for the three and nine months ended September 30, 2008 increased $1.8 million and $4.1 million over the same periods of 2007, respectively. This increase is due principally to interest attributable to advances from our revolving credit agreement that were used to finance our crude pipeline asset purchase in the first quarter as well as capital projects.
Other income of $1.0 million for the three and nine months ended September 30, 2008 represents a reimbursement for certain pipeline repair and maintenance costs that were incurred and expensed over a two year period.
On February 18, 2008, Alon experienced an explosion and fire at its Big Spring refinery that resulted in the shutdown of production. In early April Alon reopened its Big Spring refinery and resumed production at about one-half of refinery capacity until late September when production was restored to full capacity. Lost production and reduced operations attributable to this incident resulted in a significant decrease in third party shipments and related revenues on our refined product pipelines during the first nine months of 2008. As a result of related shortfall billings, the incident did not materially affect our distributable cash flow.
Additionally, Holly’s Navajo Refinery experienced approximately 10 days unplanned downtime as a result of unexpected repairs during the second quarter that somewhat contributed to reduced volume shipments on our pipeline systems during the 2008 third quarter.
Commenting on the third quarter results for 2008, Matt Clifton, Chairman of the Board and Chief Executive Officer stated, “Our third quarter revenue and distributable cash flow increased $2.3 million and $2.1 million, an 8.4% and 15.1% increase over the same period in 2007, respectively. Although Alon’s Big Spring refinery continued to operate at partial capacity throughout the third quarter, the effects of reduced shipments on our distributable cash flow were mitigated through the contractual minimum commitments that we have in place with our shippers. Cash flows from our crude pipeline and tankage assets acquired in the first quarter as well as the contractual downside protection inherent in our transportation service agreements with Alon and Holly enabled us to realize an increase in our distributable cash flow. I am pleased with our performance during the quarter that allowed us to increase our third quarter distribution to $0.755 per unit, representing our fifteenth consecutive quarterly increase and a 6% increase over our distribution for third quarter of 2007.”
We have scheduled a conference call today at 4:00 PM Eastern Time to discuss financial results. Listeners may access this call by dialing (888) 548-4639. The ID# for this call is #68067504. Additionally, listeners may access the call via the internet at: http://www.videonewswire.com/event.asp?id=52110.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including Holly Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from west Texas to Northern Mexico.
Holly Corporation operates through its subsidiaries an 85,000 barrels-per-stream-day (“bpsd”) refinery located in Artesia, New Mexico and a 31,000 bpsd refinery in Woods Cross, Utah. A Holly Corporation subsidiary owns a 46% interest (including the general partner interest) in the Partnership.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could differ materially from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors, including, but not limited to:
•	Risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled in our terminals;

•	The economic viability of Holly Corporation, Alon USA, Inc. and our other customers;

•	The demand for refined petroleum products and crude oil in the markets we serve;

•	Our ability to successfully purchase and integrate additional operations in the future;

•	Our ability to complete previously announced pending or contemplated acquisitions;

•	The availability and cost of additional debt and equity financing;

•	The possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	The effects of current or future government regulations and policies;

•	Our operational efficiency in carrying out routine operations and capital construction projects;

•	The possibility of terrorist attacks and the consequences of any such attacks;

•	General economic conditions; and

•	Other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and nine months ended September 30, 2008 and 2007.

	Three Months Ended
	September 30,		Change from
	2008	2007	2007
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates — refined product pipelines	$10,553	$8,815	$1,738
Affiliates — intermediate pipelines	2,953	3,327	(374)
Affiliates — crude pipelines	6,776	—	6,776

	20,282	12,142	8,140
Third parties — refined product pipelines	5,773	8,300	(2,527)

	26,055	20,442	5,613
Terminals, refinery tankage and truck loading racks:
Affiliates	2,455	2,685	(230)
Third parties	1,001	1,338	(337)

	3,456	4,023	(567)
Other — affiliates	—	2,748	(2,748)

Total revenues	29,511	27,213	2,298

Operating costs and expenses
Operations	11,033	7,939	3,094
Depreciation and amortization	5,884	3,594	2,290
General and administrative	1,596	1,406	190

	18,513	12,939	5,574

Operating income	10,998	14,274	(3,276)

Interest income	25	101	(76)
Interest expense, including amortization	(5,161)	(3,383)	(1,778)
Other income	1,007	—	1,007
Minority interest in Rio Grande	(164)	(233)	69

Income before income taxes	6,705	10,759	(4,054)

State income tax	(84)	(69)	(15)

Net income	6,621	10,690	(4,069)
Less general partner interest in net income, including incentive distributions (1)	905	794	111

Limited partners’ interest in net income	$5,716	$9,896	$(4,180)

Net income per unit applicable to limited partners (1)	$0.35	$0.61	$(0.26)

Weighted average limited partners’ units outstanding	16,328	16,108	220

EBITDA(2)	$17,725	$17,635	$90

Distributable cash flow (3)	$15,749	$13,683	$2,066

Volumes (bpd)(4)

Pipelines:
Affiliates — refined product pipelines	79,192	71,987	7,205
Affiliates — intermediate pipelines	54,583	62,072	(7,489)
Affiliates — crude pipelines	132,120	—	132,120

	265,895	134,059	131,836
Third parties — refined product pipelines	25,046	59,024	(33,978)

	290,941	193,083	97,858
Terminals and truck loading racks:
Affiliates	102,128	110,545	(8,417)
Third parties	27,845	38,409	(10,564)

	129,973	148,954	(18,981)

Total for petroleum pipelines and terminal assets (bpd)	420,914	342,037	78,877

	Nine Months Ended
	September 30,		Change from
	2008	2007	2007
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates — refined product pipelines	$28,994	$26,464	$2,530
Affiliates — intermediate pipelines	9,002	10,390	(1,388)
Affiliates — crude pipelines	15,524	—	15,524

	53,520	36,854	16,666
Third parties — refined product pipelines	19,289	26,473	(7,184)

	72,809	63,327	9,482
Terminals, refinery tankage and truck loading racks:
Affiliates	7,690	8,088	(398)
Third parties	3,063	4,053	(990)

	10,753	12,141	(1,388)
Other — affiliates	—	2,748	(2,748)

Total revenues	83,562	78,216	5,346

Operating costs and expenses

Operations	30,745	23,861	6,884
Depreciation and amortization	16,259	10,873	5,386
General and administrative	4,241	3,962	279

	51,245	38,696	12,549

Operating income	32,317	39,520	(7,203)

Interest income	146	431	(285)
Interest expense, including amortization	(14,201)	(10,112)	(4,089)
Gain on sale of assets	36	298	(262)
Other income	1,007	—	1,007
Minority interest in Rio Grande	(834)	(814)	(20)

Income before income taxes	18,471	29,323	(10,852)

State income tax	(237)	(193)	(44)

Net income	18,234	29,130	(10,896)
Less general partner interest in net income, including incentive distributions (1)	2,526	2,100	426

Limited partners’ interest in net income	$15,708	$27,030	$(11,322)

Net income per unit applicable to limited partners (1)	$0.96	$1.68	$(0.72)

Weighted average limited partners’ units outstanding	16,279	16,108	171

EBITDA(2)	$48,785	$49,877	$(1,092)

Distributable cash flow (3)	$43,452	$38,666	$4,786

Volumes (bpd)(4)

Pipelines:
Affiliates — refined product pipelines	79,852	75,638	4,214
Affiliates — intermediate pipelines	58,014	63,337	(5,323)
Affiliates — crude pipelines	103,465	—	103,465

	241,331	138,975	102,356
Third parties — refined product pipelines	31,635	62,877	(31,242)

	272,966	201,852	71,114

Terminals and truck loading racks:
Affiliates	107,611	117,957	(10,346)
Third parties	32,073	46,114	(14,041)

	139,684	164,071	(24,387)

Total for petroleum pipelines and terminal assets (bpd)	412,650	365,923	46,727

(1)	Net income is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Incentive distributions of $0.8 million and $2.2 million were declared during the three and nine months ended September 30, 2008, respectively. Incentive distributions of $0.6 million and $1.5 million were declared during the three and nine months ended September 30, 2007, respectively. The net income applicable to the limited partners is divided by the weighted average limited partner units outstanding in computing the net income per unit applicable to limited partners.

(2)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income plus (i) interest expense net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon U.S. generally accepted accounting principles (“U.S. GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely accepted financial indicator used by investors and analysts to measure performance. EBITDA is also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
		(In thousands)
Net income	$6,621	$10,690	$18,234	$29,130

Add interest expense	4,902	3,091	13,462	9,213
Add amortization of discount and deferred debt issuance costs	259	292	739	899
Subtract interest income	(25)	(101)	(146)	(431)
Add state income tax	84	69	237	193
Add depreciation and amortization	5,884	3,594	16,259	10,873

EBITDA	$17,725	$17,635	$48,785	$49,877

(3)	Distributable cash flow is not a calculation based upon U.S. GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

     Set forth below is our calculation of distributable cash flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In thousands)
Net income	$6,621	$10,690	$18,234	$29,130

Add depreciation and amortization	5,884	3,594	16,259	10,873
Add amortization of discount and deferred debt issuance costs	259	292	739	899
Add increase (decrease) in deferred revenue	3,857	120	10,638	(870)
Subtract maintenance capital expenditures*	(872)	(1,013)	(2,418)	(1,366)

Distributable cash flow	$15,749	$13,683	$43,452	$38,666

*	Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives.

(4)	The amounts reported for the nine months ended September 30, 2008 represent volumes transported on the crude pipelines for the months of March through September. Volumes shipped during the months of March through September 2008 averaged 132.5 mbpd. For the nine months ended September 30, 2008, volumes are based on volumes for the months of March though September, averaged over the 274 days in the first nine months of 2008. Under the pipelines and tankage agreement with Holly, fees are based on volumes transported on each pipeline component comprising the crude pipeline system (the crude oil gathering pipelines and the crude oil trunk lines). Accordingly, volumes transported on the crude pipelines represent the sum of volumes transported on both pipeline components. In cases where volumes are transported over both components of the crude pipeline system, such volumes are reflected twice in the total crude oil pipeline volumes.

	September 30,	December 31,
	2008	2007
Balance Sheet Data	(In thousands)
Cash and cash equivalents	$2,118	$10,321
Working capital(5)	$(27,560)	$5,446
Total assets	$430,086	$238,904
Long-term debt	$354,522	$181,435
Partners’ equity	$17,585	$27,816

(5)	Reflects $24.0 million of short-term borrowings that are classified as current liabilities.
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions exceed our quarterly net income.
FOR FURTHER INFORMATION, Contact:
Bruce R. Shaw, Senior Vice President and
     Chief Financial Officer
M. Neale Hickerson, Vice President,
     Investor Relations
Holly Energy Partners
214/871-3555